Exhibit 99.1

Riverview Acquisition Corp. Announces the Separate Trading of Its Class A Common Stock and Warrants, Commencing on September 28, 2021

September 27, 2021 7:30 PM Eastern Daylight Time

MEMPHIS, Tenn.--(BUSINESS WIRE)—Riverview Acquisition Corp. (Nasdaq: RVACU) (“RVAC” or the “Company”) announced that holders of the units sold in the Company’s initial public offering of 25,000,000 units completed on August 10, 2021 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on September 28, 2021. Any units not separated will continue to trade on The Nasdaq Capital Market under the symbol “RVACU”, and each of the shares of Class A common stock and warrants will separately trade on The Nasdaq Capital Market under the symbols “RVAC” and “RVACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their broker contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The units were initially offered by the Company in an underwritten offering. Cantor Fitzgerald & Co. acted as book-running manager and Stephens Inc. acted as co-manager in the offering.

The offering was made only by means of a prospectus, copies of which may be obtained on the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, New York, NY 10022, or by e-mail at Prospectus@cantor.com.

A registration statement relating to the securities became effective on August 5, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

FORWARD-LOOKING STATEMENTS
This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of RVAC, including those set forth in the Risk Factors section of the Company’s registration statement for RVAC’s initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. RVAC undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.
Contacts
Jason Chudoba, 646-277-1249
Jason.Chudoba@icrinc.com
or
Megan Kivlehan, 646-677-1807
Megan.Kivlehan@icrinc.com